UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2018 (April 27, 2018)

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2503 South Loop Drive Ames, IA		50010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 296-5555

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Section 5 - Corporate Governance and Management

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    Election of Director

On April 27, 2018, the Board of Directors (the “Board”) of NewLink Genetics Corporation (the “Company”) appointed Matthew L. Sherman, M.D. as a Class I director of the Company to fill the vacancy of a Class I director seat. Dr. Sherman was elected for a term expiring at the Company’s 2019 annual stockholder’s meeting.

Dr. Sherman has been Executive Vice President and Chief Medical Officer of Acceleron Pharma Inc. ("Acceleron"), a clinical-stage biopharmaceutical company researching and developing innovative compounds that engage the body’s ability to regulate cellular growth and repair for the treatment of serious and rare diseases. Dr. Sherman joined Acceleron as Chief Medical Officer in May 2006, became Executive Vice President in March 2015 and, in his current role, provides executive leadership for medical research, clinical operations, biostatistics and data management among other areas of responsibility. Prior to joining Acceleron, Dr. Sherman was Senior Vice President and Chief Medical Officer at Synta Pharmaceuticals Corp. from 2004 to 2006 where he provided executive leadership for clinical research, clinical operations, and program management among other areas of responsibility. During his tenure there, Dr. Sherman built the clinical development organization and initiated 16 studies overall, including five new Phase 2 clinical trials. From 1991 to 2004, Dr. Sherman held various leadership positions at Wyeth-Ayerst Research and Genetics Institute (acquired by Wyeth/American Home Products in 1997) in Clinical Research and Development where among other achievements he led the successful process from submission to FDA approval of the first antibody immune-drug conjugate for acute myeloid leukemia (AML). Dr. Sherman received an S.B. degree in Chemistry from the Massachusetts Institute of Technology in Cambridge, MA and an M.D. degree with Honors from Dartmouth Medical School in Hanover, NH. Dr. Sherman is board certified in Medical Oncology and Internal Medicine and held various clinical and teaching positions at Harvard Medical School with corresponding hospital appointments at the Dana-Farber Cancer Institute and Brigham and Women’s Hospital, Boston, MA. He has published over 220 original papers, book chapters, reviews and abstracts in basic research and clinical development and is named as an inventor of ten patents. Dr. Sherman serves on the Geisel School of Medicine at Dartmouth Board of Advisors and Alumni Council and on the Marine Biological Laboratory Council, an affiliate of the University of Chicago.

In connection with Dr. Sherman’s appointment, on April 30, 2018, the Company granted Dr. Sherman options under the Company’s Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”) to purchase 63,447 shares of the Company’s common stock, at an exercise price of $4.56 per share, the closing price of the Company’s common stock on the Nasdaq Global Market on the date of the grant. The equity awards granted to Dr. Sherman will vest as follows: (i) one-third of the shares subject to the options will vest on the one-year anniversary of the grant date and the remaining two-thirds of the shares will vest in a series of 24 successive equal monthly installments thereafter. The vesting of the options assume Dr. Sherman’s continued service to the Company as of each such date. The options are subject to the terms and conditions of the 2009 Plan, which is filed as Exhibit 10.6 to the Company’s Form S-1 filed with the Securities and Exchange Commission on December 21, 2010.

In connection with his appointment to the Board, Dr. Sherman and the Company entered into an Indemnity Agreement in the same form as has previously been entered into with the Company’s other directors. The Indemnity Agreement will provide indemnity to Dr. Sherman against liabilities incurred in the performance of his duties to the maximum extent permitted by Delaware corporate law and the Company’s Bylaws. The Company’s form of Indemnity Agreement is filed as Exhibit 10.11 to the Company’s Form S-1/A filed on November 8, 2011.

The press release announcing the appointment of Dr. Sherman to the Company’s Board is attached as Exhibit 99.1 to this report.

Section 9 - Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1	Press Release, dated May 1, 2018, entitled "NewLink Genetics Appoints Matthew L. Sherman, M.D. to Board of Directors"

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    May 1, 2018

NewLink Genetics Corporation

By:	/s/ John B. Henneman III
John B. Henneman III
Its:	Chief Financial Officer